United States
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                   FORM 8-K/A
                                (Amendment No. 1)
                                 Current Report
                            Pursuant to Section 13 OR
                             15(d) of the Securities
                              Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 10, 2007

                                TOWER GROUP, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                       000-50990                13-3894120
(State or other jurisdiction            (Commission            (I.R.S. Employer
      of incorporation)                 File Number)         Identification No.)


                            120 Broadway, 31st Floor
                               New York, NY 10271

                    (Address of principal executive offices)
                                   (Zip Code)

       Registrant's telephone number, including area code: (212) 655-2000

                                 Not Applicable
          (Former name or former address, if changed from last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CRF 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4 (c))

Item 2.01. Completion of Acquisition or Disposition of Assets

As previously reported in the Current Report of Form 8-K dated April 10, 2007, Tower Group, Inc. ("the Company") completed the acquisition of Preserver Group, Inc. pursuant to a Stock Purchase Agreement dated November 13, 2006. This Amendment No. 1 on Form 8-K/A amends and supplements the April 10, 2007 Form 8-K of the Company to include financial statements and pro forma financial information.

Item 9.01. Financial Statements and Exhibits

(a)  Financial statements of business acquired.

The following financial statements required by Item 9.01(a) of form 8-K are attached hereto as Exhibits 99.1 and 99.2, respectively.

Preserver Group, Inc.
(i) Interim Unaudited Condensed Consolidated Financial Statements (Exhibit 99.1) Condensed Consolidated Balance Sheets as of March 31, 2007 and December 31, 2006 Unaudited Condensed Consolidated Statements of Income and Comprehensive Net Income for the three months ended March 31, 2007 and March 31, 2006
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and March 31, 2006
Notes to the Unaudited Condensed Consolidated Financial Statements

(ii) Annual Consolidated Financial Statements (Exhibit 99.2)
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheet as of December 31, 2006
Consolidated Statement of Income and Comprehensive Net Income for the year ended December 31, 2006
Consolidated Statement of Changes in Stockholders' Equity for the year ended December 31, 2006
Consolidated Statement of Cash Flows for the year ended December 31, 2006
Notes to Consolidated Financial Statements

(b) Pro forma financial information

The following unaudited condensed consolidated pro forma financial information required by Item 9.01(b) of Form 8-K is attached to Exhibit 99.3.

Unaudited Pro Forma Financial Information (Exhibit 99.3)
Unaudited Condensed Consolidated Pro Forma Balance Sheet as of March 31, 2007 Unaudited Condensed Consolidated Pro Forma Statement of Income for the three months ended March 31, 2007
Unaudited Condensed Consolidated Pro Forma Statement of Income for the year ended December 31, 2006
Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

(c) Not applicable

(d) Exhibits

   Exhibit
   Number      Description of Exhibit
-------------  -----------------------------------------------------------------

    23.1       Consent of Johnson Lambert & Co. LLP

    99.1 Condensed Consolidated Balance Sheets as of March 31, 2007 and December 31, 2006; Unaudited Condensed Consolidated Statements of Income and Comprehensive Net Income for the three months ended March 31, 2007 and March 31, 2006; Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and March 31, 2006; Notes to the Unaudited Condensed Consolidated Financial Statements

    99.2 Report of Independent Registered Public Accounting Firm; Consolidated Balance Sheet as of December 31, 2006; Consolidated Statement of Income and Comprehensive Net Income for the year ended December 31, 2006; Consolidated Statement of Changes in Stockholders' Equity for the year ended December 31, 2006; Consolidated Statement of Cash Flows for the year ended December 31, 2006; Notes to Consolidated Financial Statements

    99.3 Unaudited Condensed Consolidated Pro Forma Balance Sheet as of March 31, 2007; Unaudited Condensed Consolidated Pro Forma Statement of Income for the three months ended March 31, 2007; Unaudited Condensed Consolidated Pro Forma Statement of Income for the year ended December 31, 2006; Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                       Tower Group, Inc.
                                                       (Registrant)
June 26, 2007
                                                       /s/ Francis M. Colalucci
                                                       -------------------------
                                                       Francis M. Colalucci
                                                       Senior Vice President and
                                                       Chief Financial Officer

                              Preserver Group, Inc.
                      Condensed Consolidated Balance Sheets

                                                                      Restated
                                                      March 31,     December 31,
                                                        2007            2006
                                                    (Unaudited)       (Audited)
                                                    ------------    ------------
                                                     ($ in thousands, except par
                                                       value and share amounts)
Assets
Securities, available-for-sale, at fair value:
   Fixed maturities (amortized cost $100,575)       $    97,508     $   105,503
   Equity securities (cost $84)                           1,254           1,254
   Mortgage loans (cost $8)                                   8               9
                                                    ------------    ------------
   Total investments                                     98,770         106,766
Cash and cash equivalents                                17,366          12,634
Investment income receivable                                794           1,190
Premiums receivable                                      28,397          28,681
Reinsurance recoverable on:
   Paid losses and loss adjustment expenses               6,264           6,054
   Unpaid loss and loss adjustment expenses              37,039          35,370
Deferred policy acquisition costs                        13,870          13,827
Fixed assets, net                                         6,259           6,036
Prepaid reinsurance premiums                              4,134           3,811
Deferred income taxes                                    14,138          13,874
Goodwill                                                  1,424           1,424
Other assets                                              1,753           2,121
                                                    ------------    ------------
      Total Assets                                  $   230,208     $   231,788
                                                    ============    ============
Liabilities
Loss and loss adjustment expenses                   $   116,899     $   117,652
Unearned premium                                         42,663          42,221
Commission payable                                        5,461           7,132
Accounts payable and accrued expenses                     5,727           4,892
Long-term debt obligations                               43,126          43,126
                                                    ------------    ------------
     Total Liabilities                                  213,876         215,023
                                                    ------------    ------------
Stockholders' Equity
Common stock ($0.50 par value per share; 10,000
 shares authorized; 2,124 shares issued and
 outstanding)                                             1,062           1,062
Additional paid-in-capital                                  888             888
Accumulated other comprehensive loss                     (1,263)         (1,562)
Retained earnings                                        15,645          16,377
                                                    ------------    ------------
     Total Stockholders' Equity                          16,332          16,765
                                                    ------------    ------------
     Total Liabilities and Stockholders' Equity     $   230,208     $   231,788
                                                    ============    ============


         See accompanying notes to the unaudited condensed consolidated financial statements.

                              Preserver Group, Inc.
            Unaudited Condensed Consolidated Statements of Income and
                            Comprehensive Net Income


                                                             Three Months Ended
                                                                  March 31,
                                                           ---------------------
                                                              2007        2006
                                                           ---------   ---------
                                                              ($ in thousands)
Revenues
  Insurance premiums (net of ceded premiums $3,015)        $ 18,453    $ 18,952
  Net investment income                                       1,241       1,314
  Other revenues                                                  2         135
                                                           ---------   ---------
    Total revenues                                           19,696      20,401
                                                           ---------   ---------
Losses and expenses
  Insurance losses and loss expenses incurred (net of
   ceded losses $4,826)                                      10,787      10,940
  Operating expenses                                          9,024       8,427
  Interest expense                                            1,031         952
                                                           ---------   ---------
    Total losses and expenses                                20,842      20,319
                                                           ---------   ---------

  (Loss) income before federal income taxes                  (1,146)         82
  Income tax benefit                                            414          92
                                                           ---------   ---------
    Net (loss) income                                      $   (732)   $    174
                                                           =========   =========
Comprehensive Net (Loss) Income, net of tax:
  Net (loss) income                                        $   (732)   $    174
  Other comprehensive income, net of tax:
    Unrealized investment holding gains (losses) on
     securities available-for-sale                              299        (941)
                                                           ---------   ---------
      Comprehensive Net Loss                               $   (433)   $   (767)
                                                           =========   =========


         See accompanying notes to the unaudited condensed consolidated financial statements.

                              Preserver Group, Inc.
            Unaudited Condensed Consolidated Statements of Cash Flows

                                                             Three Months Ended
                                                                  March 31,
                                                           ---------------------
                                                              2007        2006
                                                           ---------   ---------
                                                              ($ in thousands)
Cash flows from operating activities:
  Net loss                                                 $   (732)   $    174
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization of fixed assets               560         412
    Amortization of bond premium and discount                  (661)       (849)
    Change in assets and liabilities:
      Investment income receivable                             (397)       (463)
      Premium receivable                                        284        (462)
      Deferred policy acquisition costs                         (43)       (135)
      Prepaid reinsurance premium                              (323)       (271)
      Reinsurance recoverable                                (1,879)     10,303
      Other assets                                            1,296       2,258
      Unpaid loss and loss expenses                            (753)    (11,583)
      Unearned premium                                          442         666
      Commission payable                                     (1,671)     (1,563)
      Deferred income taxes                                     263        (651)
      Accounts payable and accrued expenses                     835        (601)
                                                           ---------   ---------
        Net cash used in operating activities                (2,779)     (2,765)
                                                           ---------   ---------
Cash flows from investing activities:
Purchase of fixed maturity securities                             -      (9,680)
Sale of investments                                           8,294      14,640
Purchase of fixed assets                                       (783)       (537)
                                                           ---------   ---------
        Net cash provided by investing activities             7,511       4,423
                                                           ---------   ---------

Net increase in cash and cash equivalents                     4,732       1,658
Cash and cash equivalents, beginning of year                 12,634       5,352
                                                           ---------   ---------

Cash and cash equivalents, end of period                   $ 17,366    $  7,010
                                                           =========   =========

Supplemental disclosures of cash flow information:
  Cash paid for interest                                   $  1,042    $    983
                                                           =========   =========


         See accompanying notes to the unaudited condensed consolidated financial statements.

                              Preserver Group, Inc.
         Notes to Unaudited Condensed Consolidated Financial Statements
                                 March 31, 2007

1. Business

The consolidated financial statements of Preserver Group, Inc. (the "Company") include its accounts and those of its wholly-owned subsidiary companies. The Company's insurance subsidiaries, Preserver Insurance Company ("Preserver"), Mountain Valley Indemnity Company ("Mountain Valley") and North East Insurance Company ("North East") are collectively referred to as the "Insurance Companies."

The Company is a New Jersey corporation which owns the Insurance Companies. The Insurance Companies engage in property and casualty insurance, principally small commercial, private passenger automobile and homeowners' insurance, produced by independent agents. The Company generates substantially all of its revenues from its insurance operations.

Basis of Presentation

The accompanying unaudited consolidated balance sheet as of March 31, 2007 and the March 31, 2007 and 2006 consolidated statements of income and comprehensive net income and cash flows have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. In the opinion of management, the unaudited consolidated financial statements contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the periods presented.

These condensed consolidated financial statements are unaudited for the three months ended March 31, 2007 and should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2006. A summary of more significant accounting policies is set forth in the notes to those audited consolidated financial statements. These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.

All significant intercompany transactions and accounts have been eliminated in the consolidated financial statements.

3. Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of SFAS No. 115". This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS No. 159 are elective; however, the amendment to SFAS No. 115, applies to all entities with available-for-sale and trading securities. The FASB's stated objective in issuing this standard is as follows: "to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions." The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of the entity's first fiscal year that begins after November 15, 2007. The Company is currently evaluating the impact that the adoption of SFAS No. 159 will have on its consolidated financial position and results of operations.

                              Preserver Group, Inc.
   Notes to Unaudited Condensed Consolidated Financial Statements (Continued)
                                 March 31, 2007

4. Investments

The Company evaluated the unrealized loss position for various securities and deemed them to be temporarily impaired. Positive evidence considered in reaching the Company's conclusion that the investments in an unrealized loss position are not other-than-temporarily impaired consisted of: (1) there were no specific events related to the credit risk of the issuer which caused concerns; (2) there were no past due interest payments; (3) there has been a rise in market prices or interest rates; (4) the Company's ability and intent to retain the investment for a sufficient amount of time to allow an anticipated recovery in the market value; and (5) the Company also determined that the changes in market value were considered normal in relation to overall fluctuations in interest rates.

5. Income Taxes

The Company adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"), on January 1, 2007. At the adoption date and as of March 31, 2007, the Company had no material unrecognized tax benefits and no adjustments to liabilities or results of operations were required.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense which were zero for the three months ended March 31, 2007.

Tax years 2004 through 2006 are subject to examination by the federal authorities. There are currently no federal or state and local tax audits under way.

6. Subsequent Event

On April 10, 2007, Preserver Group, Inc. (the "Company") was acquired by Tower Group, Inc. ("Tower"), a publicly held company traded on NASDAQ, pursuant to the Stock Purchase Agreement, dated as of November 13, 2006, by and among Tower, Preserver and the Sellers named therein. The agreement provides for a base purchase price of approximately $68.3 million, subject to certain purchase price adjustments. The Agreement provides for using a portion of the proceeds to pay off certain debt owed to Preserver shareholders and to settle Preserver's direct transaction costs. The purchase price, net of Preserver's direct transaction costs was approximately $63.4 million. Approximately $30.8 million of the purchase price was used to pay off certain debt owed to Preserver stockholders.

             Report of Independent Registered Public Accounting Firm

To the Board of Directors
Preserver Group, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Preserver Group, Inc. and Subsidiaries (the "Company"), as of December 31, 2006, and the related consolidated statements of income and comprehensive net income, stockholders' equity, and cash flows for the year ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Preserver Group, Inc. and Subsidiaries as of December 31, 2006, and the results of its operations and cash flows for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Company has restated its consolidated financial statements for the year ended December 31, 2006.

                                                   /s/ Johnson Lambert & Co. LLP

Red Bank, New Jersey
June 25, 2007

                              Preserver Group, Inc.
                           Consolidated Balance Sheet
                                    Restated


                                                              December 31, 2006
                                                              ------------------
                                                               ($ in thousands,
                                                               except par value
                                                              and share amounts)
Assets
Securities, available-for-sale, at fair value:
  Fixed maturities (amortized cost $109,013)                  $         105,503
  Equity securities (cost $84)                                            1,254
  Mortgage loans (cost $9)                                                    9
                                                              ------------------
  Total investments                                                     106,766
Cash and cash equivalents                                                12,634
Investment income receivable                                              1,190
Premiums receivable                                                      28,681
Reinsurance recoverable on:
  Paid losses and loss adjustment expenses                                6,054
  Unpaid loss and loss adjustment expenses                               35,370
Deferred policy acquisition costs                                        13,827
Fixed assets, net                                                         6,036
Prepaid reinsurance premiums                                              3,811
Deferred income taxes                                                    13,874
                                                                          1,424
Other assets                                                              2,121
                                                              ------------------
    Total Assets                                              $         231,788
                                                              ==================

Liabilities
Loss and loss adjustment expenses                             $         117,652
Unearned premium                                                         42,221
Commission payable                                                        7,132
Accounts payable and accrued expenses                                     4,892
Long-term debt obligations                                               43,126
                                                              ------------------
    Total Liabilities                                                   215,023
                                                              ------------------
Stockholders' Equity
Common stock ($0.50 par value per share; 10,000 shares
 authorized; 2,124 shares issued and outstanding)                         1,062
Additional paid-in-capital                                                  888
Accumulated other comprehensive loss                                     (1,562)
Retained earnings                                                        16,377
                                                              ------------------
    Total Stockholders' Equity                                           16,765
                                                              ------------------
    Total Liabilities and Stockholders' Equity                $         231,788
                                                              ==================


        See accompanying notes to the consolidated financial statements.

                              Preserver Group, Inc.
                      Consolidated Statement of Income and
                            Comprehensive Net Income
                                    Restated


                                                                   Year Ended
                                                               December 31, 2006
                                                               -----------------
                                                                ($ in thousands)
Revenues
   Insurance premiums (net of ceded premiums $12,705)          $         75,182
   Net investment income                                                  5,180
   Realized gains on sales of investments                                     6
   Other revenues                                                           564
                                                               -----------------
     Total revenues                                                      80,932
                                                               -----------------
Losses and expenses
   Insurance losses and loss expenses incurred (net of ceded
    losses $6,704)                                                       43,412
   Operating expenses                                                    33,947
   Interest expense                                                       4,069
                                                               -----------------
     Total losses and expenses                                           81,428
                                                               -----------------

   Loss before federal income taxes                                        (496)
   Income tax benefit                                                       245
                                                               -----------------
     Net loss                                                  $           (251)
                                                               =================
Comprehensive Net Income, net of tax:
   Net loss                                                    $           (251)
   Other comprehensive income, net of tax:
     Unrealized investment holding gains on securities
      available-for-sale                                                    454
     Less: Reclassification adjustment for realized gains
      included in earnings                                                   (4)
                                                               -----------------
       Comprehensive Net Income                                $            199
                                                               =================


        See accompanying notes to the consolidated financial statements.

                              Preserver Group, Inc.
            Consolidated Statement of Changes to Stockholders' Equity
                                    Restated
                                ($ in thousands)


                                                 Common Stock                   Accumulated
                                            ---------------------  Additional     other                       Total
                                             Number of              Paid-in    Comprehensive   Retained   Stockholders'
                                               Shares     Amount    Capital        Loss        Earnings       Equity
                                            -----------  --------  ----------  -------------  ----------  -------------
Balance at December 31, 2005                     2,124   $ 1,062   $     888   $     (2,012)  $  26,774   $     26,712
Prior period adjustments: (Note 2)
  Loss and loss adjustment expense reserves          -         -           -              -     (15,373)       (15,373)
  Deferred tax benefit on reserves                   -         -           -              -       5,227          5,227
                                            -----------  --------  ----------  -------------  ----------  -------------
Restated balance at January 1, 2006              2,124     1,062         888         (2,012)     16,628         16,566
Other comprehensive income                           -         -           -            450           -            450
Net income                                           -         -           -              -        (251)          (251)
                                            -----------  --------  ----------  -------------  ----------  -------------
Restated Balance, December 31, 2006              2,124   $ 1,062   $     888   $     (1,562)  $  16,377   $     16,765
                                            ===========  ========  ==========  =============  ==========  =============


          See accompanying notes to consolidated financial statements.

                              Preserver Group, Inc.
                      Consolidated Statement of Cash Flows
                                    Restated

                                                                   Year ended
                                                               December 31, 2006
                                                               -----------------
Cash flows from operating activities:                           ($ in thousands)
  Net loss                                                     $           (251)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization of fixed assets                         1,803
    Amortization of bond premium and discount                               837
    Gain on sale of investments                                              (6)
    Change in assets and liabilities:
      Premium receivable                                                     86
      Deferred policy acquisition costs                                    (687)
      Prepaid reinsurance premium                                           113
      Reinsurance recoverable                                            (2,217)
      Other assets                                                          470
      Unpaid loss and loss expenses                                      (7,541)
      Unearned premium                                                     (352)
      Premiums payable                                                      195
      Commission payable                                                     97
      Deferred income taxes                                                 (12)
      Other liabilities                                                  (2,285)
                                                               -----------------
        Net cash used in operating activities                            (9,750)
                                                               -----------------
Cash flows from investing activities:
Sale of fixed maturity investments                                       22,451
Purchase of fixed maturity investments                                   (2,997)
Purchase of fixed assets                                                 (2,422)
                                                               -----------------
        Net cash provided by investing activities                        17,032
                                                               -----------------

Net increase in cash and cash equivalents                                 7,282
Cash and cash equivalents, beginning of year                              5,352
                                                               -----------------

Cash and cash equivalents, end of year                         $         12,634
                                                               =================

Supplemental disclosures of cash flow information:
  Cash paid for interest                                       $          4,069
                                                               =================


          See accompanying notes to consolidated financial statements.

                              Preserver Group, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2006

1. Nature of Operations

The consolidated financial statements of Preserver Group, Inc. (the "Company") include its accounts and those of its wholly-owned subsidiary companies. The Company's insurance subsidiaries, Preserver Insurance Company ("Preserver"), Mountain Valley Indemnity Company ("Mountain Valley") and North East Insurance Company ("North East") are collectively referred to as the "Insurance Companies."

The Company is a New Jersey corporation which owns the Insurance Companies. The Insurance Companies engage in property and casualty insurance, principally small commercial, private passenger automobile and homeowners' insurance, produced by independent agents. The Company generates substantially all of its revenues from its insurance operations.

On April 10, 2007, Preserver Group, Inc. (the "Company") was acquired by Tower Group, Inc. ("Tower"), a publicly held company traded on NASDAQ, pursuant to the Stock Purchase Agreement, dated as of November 13, 2006, by and among Tower, Preserver and the Sellers named therein. The agreement provides for a base purchase price of approximately $68.3 million, subject to certain purchase price adjustments. The Agreement provides for using a portion of the proceeds to pay off certain debt owed to Preserver shareholders and to settle Preserver's direct transaction costs. The purchase price, net of Preserver's direct transaction costs was approximately $63.4 million. Approximately $30.8 million of the purchase price was used to pay off certain debt owed to Preserver stockholders.

Preserver writes insurance in New Jersey, New Hampshire and in Pennsylvania. Mountain Valley writes insurance in Maine, Massachusetts, New Hampshire, New York, Pennsylvania, Rhode Island and Vermont. North East writes insurance in Maine and New York.

Motor Club of America Insurance Company ("Motor Club") primarily wrote insurance in the State of New Jersey. In July 2001, Motor Club was placed under administrative supervision by the New Jersey Department of Banking and Insurance ("NJDOBI"). In February 2004, Motor Club announced that it was withdrawing from the New Jersey Private Passenger Automobile Market and began non-renewing policies effective May 6, 2004. Its last policy expired on May 5, 2005. Effective May 7, 2005, Motor Club merged with Preserver, with Preserver being the surviving entity. The merger was approved by the NJDOBI on April 29, 2005.

2. Restatement of Consolidated Financial Statements

The Company has restated its previously issued consolidated financial statements for the year ended December 31, 2006. In connection with the acquisition of the Company by Tower, a review of the Company's unpaid losses and loss expense reserves was conducted and revealed that the net liability for losses and loss adjustment expenses (net of related reinsurance recoverable) was materially understated by $18.8 million and $15.4 million as of December 31, 2006 and 2005. In addition, several related adjustments to deferred taxes were required. These adjustments represent corrections of an error requiring a restatement of the financial statements as originally issued.

The error in the estimate of net loss and loss adjustment expense reserves was primarily due to the following:

     1. The prior loss development factor selection process placed little or no weight on loss development factors that were high outliers and placed significant weight on loss development factors that were low outliers.

                              Preserver Group, Inc.
             Notes to Consolidated Financial Statements (Continued)
                                December 31, 2006


     2. The prior loss development factor selection process reviewed loss development factors on an annual basis rather than on a multi-year basis.

     3. The prior selection of ultimate loss and loss adjustment expense reserves did not properly weight the actuarial methodologies.

     4. Salvage and subrogation assumptions were made that were inconsistent with underlying trends.

Tower has caused the Company to restate the 2006 financial statements and reflect the correction of the error in December 31, 2005 retained earnings as a prior period adjustment to opening 2006 retained earnings, the earliest year presented in these financial statements.

The following summarizes the impact of the restatement on the financial statements of the Company for the year ended December 31, 2006 ($ in thousands):

                                                      Net Income
                                         Retained       (loss)       Retained
                                         Earnings     Year ended     Earnings
                                       December 31,  December 31,  December 31,
                                           2005          2006          2006
                                       ------------  ------------  ------------
As originally reported                 $    26,774   $     2,008   $    28,782
 Corrections:
  Gross loss and loss adjustment expense   (31,565)        2,990       (28,575)
  Ceded loss and loss adjustment expense    16,192        (6,412)        9,780
  Deferred tax asset                         5,227         1,163         6,390
                                       ------------  ------------  ------------
As adjusted                            $    16,628   $      (251)  $    16,377
                                       ============  ============  ============

3. Summary of Significant Accounting Policies

(a)  Principles of Consolidation
     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reflect the consolidated accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)  Basis of Presentation
     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

(c)  Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future, as more information becomes known which could impact the amounts reported and disclosed herein.

(d)  Investments
     All of the Company's fixed maturity and equity securities are classified as available-for-sale securities, and are stated at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of applicable deferred taxes. The Company does not invest in, hold or issue any derivative financial instruments.

                              Preserver Group, Inc.
             Notes to Consolidated Financial Statements (Continued)
                                December 31, 2006


     Premium and discount amounts are amortized into income based on the stated contractual lives of the securities. The Company recognizes income for the mortgage-backed and asset-backed bond portion of its fixed maturity securities portfolio using the constant effective yield method.

     Net investment income, consisting of interest and dividends, net of investment expense, is recognized when earned. Realized gains and losses on investments are recognized when investments are sold or redeemed on a specific identification basis.

     Impairment of investment securities results in a charge to operations when a market decline below cost is deemed to be other-than-temporary. The Company regularly reviews its fixed-maturity and equity securities portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. In evaluating potential impairment, management considers, among other criteria: the current fair value compared to amortized cost or cost, as appropriate; the length of time the security's fair value has been below amortized cost or cost; management's intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in value; specific credit issues related to the issuer; and current economic conditions. Other-than-temporary impairment losses result in a permanent reduction of the cost basis of the underlying investment. During 2006, the Company did not record any other-than-temporary impairments.

(e)  Cash and Cash Equivalents
     Cash and cash equivalents are carried at cost, which approximates their fair values. Cash equivalents consist of money market accounts and securities maturing within 90 days of purchase.

(f)  Premiums Receivable
     Premiums receivable are presented net of an allowance for doubtful accounts. The allowance for uncollectible amounts is based on an analysis of amounts receivable giving consideration to historical loss experience and current economic conditions and reflects an amount that, in management's judgment, is adequate.

(g)  Insurance Premiums
     Insurance premiums are recorded to income using the daily pro rata method over the terms of the policies. Insurance policies generally are for terms of one year.

(h)  Deferred Policy Acquisition Costs
     Deferred policy acquisition costs are costs that vary with and are primarily related to the production of new and renewal business. Such costs include commissions, premium taxes and certain underwriting and policy issuance costs which are deferred when incurred and amortized as expenses as the related written premiums are earned. Investment income is anticipated in determining the recoverability of deferred policy acquisition costs.

(i)  Other Revenues
     Other revenues consist principally of interest on mortgage loans and servicing fees which are earned when services are rendered.

(j)  Losses and Loss Expenses
     The estimated liability for losses is based on (1) the accumulation of cost estimates for unpaid losses reported prior to the close of the accounting period; and (2) estimates of incurred but not reported losses based upon past experience and other factors; less (3) estimates of anticipated salvage and subrogation recoveries. In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophes or other events that may cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with reinsurers. This liability is subject to the impact of future changes in claims severity and frequency, as well as numerous other factors. The liability for loss expenses ("LAE") is based on estimates of expenses to be incurred in the settlement of claims. Management believes that the liability for losses and loss expenses is adequate, but the ultimate net cost of settling this liability may vary from the estimated amounts. Accordingly, these estimates are continually reviewed and adjustments, if any, are reflected in current operations.

                              Preserver Group, Inc.
             Notes to Consolidated Financial Statements (Continued)
                                December 31, 2006


(k)  Reinsurance
     The Insurance Companies assume and cede reinsurance and participate in State reinsurance pools. Amounts recoverable from reinsurers are estimated in a manner consistent with the liability for unpaid losses and loss expenses associated with the reinsured policies. Reserves for losses and loss expenses and unearned premiums ceded to reinsurers have been reported as assets in the consolidated balance sheets. Amounts shown in the accompanying consolidated statements of operations and comprehensive income for earned premiums, losses and LAE and the related underwriting expenses include both direct business and reinsurance assumed and are presented net of reinsurance ceded.

(l)  Fixed Assets
     Depreciation on leasehold improvements is computed using the straight-line method over the lease term. Depreciation on furniture and fixtures, technology investments and other equipment is computed using the straight-line method over the estimated useful lives, ranging from three to twenty years.

     Expenditures for major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to income as incurred. When fixed assets are retired, or otherwise disposed of, the cost thereof and related accumulated depreciation are eliminated from the accounts. Any gain or loss on disposal is credited or charged to operations.

(m)  Income Taxes
     The Company accounts for income taxes using the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates expected to apply in the years in which the differences are expected to reverse.

(n)  Goodwill
     The Company's acquisition of North East in September 1999 resulted in goodwill of $1.6 million. The goodwill at December 31, 2006 and 2005 is $1.4 million. The Company performs an annual impairment analysis to identify potential goodwill impairment and measure the amount of a goodwill impairment loss to be recognized (if any). This annual test is performed at December 31 of each year or more frequently if events or circumstances change that require the Company to perform the impairment analysis on an interim basis. Goodwill impairment testing requires the evaluation of the estimated fair value of each reporting unit to its carrying value, including the goodwill. An impairment charge is recorded if the carrying amount of the reporting unit exceeds its estimated fair value. As a result of the impairment analysis, no change in the carrying amount of goodwill was recorded by the Company for the year ended December 31, 2006.

(o)  Comprehensive Net Income
     Comprehensive net income (loss) consists of net income, and net unrealized investment gains or losses on available-for-sale securities and is presented separately in Note 13. These amounts are reported net of deferred income taxes.

(p)  New Accounting Pronouncements
     In June, 2006 FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes." This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provided guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company reviewed whether it is more likely than not that its tax positions will be sustained upon examination and concluded that it has no uncertain tax positions as of December 31, 2006.

                              Preserver Group, Inc.
             Notes to Consolidated Financial Statements (Continued)
                                December 31, 2006


     In September, 2006 the FASB issued SFAS No. 157, "Fair Value Measurements." This new standard provides guidance for using fair value to measure assets and liabilities. Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data such as the reporting entity's own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. The provisions of SFAS 157 are effective for financial statements issued beginning November 15, 2007. SFAS 157 is not expected to have a material impact on results of operations or financial position.

     In September, 2006 the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and other Postretirement Plans." The Company has a post retirement plan and the adoption of SFAS 158 will have no material effect on the Company's results of operations or financial position.

4. Investments

The amortized cost and fair value of investments are as follows at December 31, 2006 ($ in thousands):

                                               Gross       Gross
                                 Amortized   unrealized  unrealized
                                    cost       gains       losses     Fair value
                                 ----------  ----------  ----------   ----------
Fixed maturities:
  U.S. Government securities     $  26,825   $      78   $  (1,566)   $  25,337
  Mortgage and asset-backed
   securities                       37,425          37      (1,234)      36,228
  Corporate securities              32,670          53        (793)      31,930
  Municipal securities              12,093          37        (122)      12,008
                                 ----------  ----------  ----------   ----------
    Total fixed maturities         109,013         205      (3,715)     105,503
Equity securities                       84       1,170           -        1,254
Mortgage loans                           9           -           -            9
                                 ----------  ----------  ----------   ----------
                                 $ 109,106   $   1,375   $  (3,715)   $ 106,766
                                 ==========  ==========  ==========   ==========

The amortized cost and fair value of investments in fixed maturity securities at December 31, 2006, by contractual maturity, are as follows ($ in thousands):

                              Preserver Group, Inc.
             Notes to Consolidated Financial Statements (Continued)
                                December 31, 2006

                                             Amortized
                                                Cost     Fair value
                                             ----------  ----------
Due in one year or less                      $   9,227   $   9,194
Due after one year through five years           25,157      24,735
Due after five years through ten years          38,700      36,631
Due after ten years                             35,929      34,943
                                             ----------  ----------
   Total                                     $ 109,013   $ 105,503
                                             ==========  ==========

The above maturity tables include mortgage-backed and asset backed-securities, which were classified based on the contractual lives of the securities. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from the sale of available-for-sale fixed maturity investments for the year ended December 31, 2006 were $22,451. Gross realized gains and losses of $6,000 and $0 were reported on sales of fixed maturity securities during 2006.

Net investment income by category of investments consisted of the following at year ended December 31, 2006 ($ in thousands):

Fixed maturities                             $   4,900
Other principally short-term investments           558
                                             ----------
   Total investment income                       5,458
Investment expenses                               (278)
                                             ----------
Net investment income                        $   5,180
                                             ==========

At December 31, 2006 fixed maturity investments of $6.3 million were on deposit with the various states where the Insurance Companies conduct business.

The change in net unrealized gains on investments, without the tax effect, is as follows at year ended December 31, 2006 ($ in thousands):

Fixed maturities                             $     298
Equity securities                                  370
                                             ----------
Total net unrealized gains                   $     668
                                             ==========

The following table represents the fair value and gross unrealized losses for securities where the estimated fair value had declined and remained below amortized cost by less than 12 months, or 12 months or more as of December 31, 2006 ($ in thousands):

                          Less than 12 months  12 months or longer          Total
                          -------------------  -------------------- --------------------
Type of fixed maturity     Fair    Unrealized   Fair    Unrealized    Fair    Unrealized
 investment                value      loss      value      loss       value      loss
------------------------  -------- ---------- --------- ----------- --------- ----------
US Government securities  $     -  $       -  $ 23,897  $   (1,566) $ 23,897  $  (1,566)
Mortgage and other asset
 backed securities            761         (6)   33,014      (1,228)   33,775     (1,234)
Corporate securities          494         (1)   20,881        (792)   21,375       (793)
Municipal securities          549         (3)    7,936        (119)    8,485       (122)
                          -------- ---------- --------- ----------- --------- ----------
                          $ 1,804  $     (10) $ 85,728  $   (3,705) $ 87,532  $  (3,715)
                          ======== ========== ========= =========== ========= ==========

                              Preserver Group, Inc.
             Notes to Consolidated Financial Statements (Continued)
                                December 31, 2006

At December 31, 2006, the Company evaluated the unrealized loss position for various securities and deemed them to be temporarily impaired. The unrealized losses on the Company's investments in fixed maturity securities were caused by interest rate changes. The Company evaluated 120 investments, which were in an unrealized loss position as of December 31, 2006, of which 116 have been in an unrealized loss position for more than 12 months. Of these 120 securities the severity of the impairment in relation to the carrying amount of the individual investment was between 0.01% and 7.7%. Positive evidence considered in reaching the Company's conclusion that the investments in an unrealized loss position are not other-than-temporarily impaired consisted of: 1) there were no specific events related to the credit risk of the issuer which caused concerns; 2) there were no past due interest payments; 3) there has been a rise in market prices;
4) the Company's ability and intent to retain the investment for a sufficient amount of time to allow an anticipated recovery in the market value; and 5) the Company determined that the changes in market value were considered normal in relation to overall fluctuations in interest rates.

5. Fixed Assets

Fixed assets consist of the following at December 31, 2006 ($ in thousands):

Leasehold improvements                         $    257
Office furniture, fixtures and data
 processing equipment                            11,890
                                               ---------
                                                 12,147
Less: Accumulated depreciation
 and amortization                                 6,111
                                               ---------
                                               $  6,036
                                               =========

Depreciation and amortization expense was $1,803 for the year ended December 31, 2006.

6. Loss and Loss Adjustment Expenses

The following table provides a reconciliation of the beginning and ending balances for loss and loss adjustment expenses for 2006 ($ in thousands):

Balance at January 1, 2006 (restated)                 $ 125,188
Less: reinsurance recoverables (restated)                34,706
                                                      ----------
Net balance at January 1, 2006                           90,482
                                                      ----------
Incurred losses and loss expenses:
  Provision for current year claims                      43,412
  Increase in provision for prior years' claims               -
                                                      ----------
      Total incurred losses and loss expenses            43,412
                                                      ----------
Payment for losses and loss expenses:
    Payment on current year claims                      (16,148)
    Payment on prior years' claims                      (35,464)
                                                      ----------
      Total payments for losses and loss expenses       (51,612)
                                                      ----------
Net balance at December 31, 2006                         82,282
Plus: Reinsurance recoverables                           35,370
                                                      ----------
Balance at December 31, 2006                          $ 117,652
                                                      ==========

The reserving process for loss and loss adjustment expense reserves provides for the Company's best estimate at a particular point in time of the ultimate unpaid cost of all loss and loss adjustment expenses incurred, including settlement and administration of losses, and is based on facts and circumstances then known and including losses that have been incurred but not yet been reported. The process includes using actuarial methodologies to assist in establishing these estimates, judgments relative to estimates of future claims severity and frequency, the length of time before losses will develop to their ultimate level and the possible changes in the law and other external factors that are often beyond the Company's control. The methods used to select the estimated loss reserves include the loss ratio projection, incurred loss projection, and the Bornhuetter-Ferguson (B-F) method. The process produces carried reserves set by management based upon the actuaries' best estimate and is the result of numerous best estimates made by line of business and accident year. The amount of unpaid losses and loss expense reserves for reported claims is based primarily upon a case-by-case evaluation of coverage, liability, injury severity, and any other information considered pertinent to estimating the exposure presented by the claim. The amounts of unpaid losses and loss expense reserves for unreported claims are determined using historical information by line of insurance as adjusted to current conditions.

                              Preserver Group, Inc.
             Notes to Consolidated Financial Statements (Continued)
                                December 31, 2006


Due to the inherent uncertainty associated with the reserving process, the ultimate liability may differ, perhaps substantially, from the original estimate. Such estimates are regularly reviewed and updated and any resulting adjustments are included in the current year's results. Reserves are closely monitored and are recomputed periodically using the most recent information on reported claims and a variety of statistical techniques.

The Company segregates its data for estimating loss reserves. Property lines include Fire, Homeowners, CMP Property, Special Property and Auto Physical Damage. Casualty lines include CMP Liability, Other Liability, Workers' Compensation, Commercial Auto Liability, and Personal Auto Liability. During the year-end review the accident years are split into most recent, first prior and all other accident years. For the 2006 review the most recent accident year is 2006, the first prior is 2005, and all other accident years are 2004 and prior. The table below shows the method used by segment and accident year to select the estimated year-ending loss reserves:

                                                    Accident Year
                                     -----------------------------------------------
Segment                              Most Recent      1st Prior         All Other
-----------------------------------  -----------  ----------------  ----------------
Fire                                 Loss Ratio   Loss Development  Loss Development
Homeowners                           Loss Ratio   Loss Development  Loss Development
Commercial multiple-peril property   Loss Ratio   Loss Development  Loss Development
Commercial multiple-peril liability  Loss Ratio           B-F       Loss Development
Workers Compensation                 Loss Ratio           B-F       Loss Development
Other Liability                      Loss Ratio           B-F       Loss Development
Commercial Auto Liability            Loss Ratio           B-F       Loss Development
Auto Physical Damage                 Loss Ratio   Loss Development  Loss Development
Personal Auto Liability              Loss Ratio   Loss Development  Loss Development

Two key assumptions that materially impact the estimate of loss reserves are the loss ratio estimate for the current accident year and the loss development factor selections for all accident years. The loss ratio estimate for the current accident year is selected after reviewing historical accident year loss ratios adjusted for rate changes, trend, and mix of business.

The Company's data has sufficient credibility to base development factors on its own data. The loss development factors are reviewed annually. The chart below shows the number of years by segment when the Company expects 50%, 90% and 99% of losses to be reported for a given accident year:

                              Preserver Group, Inc.
             Notes to Consolidated Financial Statements (Continued)
                                December 31, 2006


                                            Number of years
                                     -----------------------------
Segment                                 50%        90%       99%
-----------------------------------  ---------  ---------  -------
Fire                                 < 1 year   < 1 year   2 years
Homeowners                           < 1 year   < 2 years  3 years
Commercial multiple-peril property   < 1 year     1 year   2 years
Commercial multiple-peril liability  < 2 years    5 years  9 years
Workers Compensation                 < 1 year     2 years  5 years
Other Liability                        3 years    4 years  9 years
Commercial Auto Liability            < 1 year     3 years  4 years
Auto Physical Damage                 < 1 year   < 1 year   1 year
Personal Auto Liability              < 1 year     3 years  4 years

The paid development, incurred development, the Bornhuetter-Ferguson (B-F) method, and loss ratio projections are the predominate methodologies the Company's actuaries utilize to project losses and corresponding reserves. Based upon these methods the Company's actuaries determine a best estimate of the loss reserves. The selected development factors within the paid and incurred development methods are derived from the Company's data while the loss ratio method is used for the most recent accident year when there is high volatility in the development patterns. The B-F method combines the loss ratio method and the loss development method to determine loss reserves by adding an expected development (loss ratio times premium times percent unreported) to the case reserves.

The incurred method relies on historical development factors derived from changes in the Company's incurred estimates of claims paid and case reserves over time. The paid method relies on the Company's claim payment patterns and ultimate claim costs. The incurred method is sensitive to changes in case reserving practices over time; thus if case reserving practices change over time the incurred method may produce significant variation in estimates of ultimate losses. The paid method relies on actual claim payments and therefore is not sensitive to changes in case reserve estimates.

7. Deferred Acquisition Costs and Deferred Ceding Commission Revenue

     Acquisition costs incurred and policy-related ceding commission revenue are deferred and amortized to income on property and casualty business as follows ($ in thousands):

Net deferred acquisition costs net of ceding
 commission revenue, January 1, 2006                $  13,140
Costs incurred and deferred during years:
Commissions and brokerage                              13,702
Other underwriting and acquisition costs               20,142
                                                    ----------
Net acquisition costs net of ceding commission
 revenue deferred during year                          33,844
  Amortization                                        (33,157)
                                                    ----------
Net deferred acquisition costs net of ceding
 commission revenue, December 31, 2006              $  13,827
                                                    ==========

8. Reinsurance

Certain premiums and claims are assumed from and ceded to other insurance companies under various reinsurance agreements. Reinsurance contracts do not relieve the Insurance Companies from their obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Insurance Companies. In addition, Preserver provides reinsurance through state reinsurance pools.

Generally, Preserver and Mountain Valley reinsure all risks in excess of $300,000 for 2006 and prior for liability lines and property lines with the exception of workers' compensation for which the retention up until July 1, 2005 was $150,000 and $300,000 thereafter. North East's principal reinsurance protection is provided through a combined per risk excess of loss treaty and reinsures all risks in excess of a retention of $150,000.

                              Preserver Group, Inc.
             Notes to Consolidated Financial Statements (Continued)
                                December 31, 2006


The Company acquired Mountain Valley on March 1, 2000. All business prior to that date was retained by the former owner, Trinity Universal Insurance Company ("Trinity"), a subsidiary of Unitrin, Inc., through reinsurance. Accordingly, as of March 1, 2000, Mountain Valley had and will continue to have no net unpaid loss and loss expense reserves for losses incurred before March 1, 2000. Reinsurance recoverables on unpaid loss and loss expenses due under the Trinity Quota Share were $993,000 at December 31, 2006. Mountain Valley is subject to credit risk should Trinity not be able to pay its obligations under the Trinity Quota Share. However, Trinity is presently rated A (excellent) by A.M. Best. Thus, management believes that such credit risk is not material at this time.

Reinsurance recoverable on paid and unpaid loss and loss expenses include amounts recoverable from the Unsatisfied Claim and Judgment Fund ("UCJF") of the State of New Jersey, which pertains to New Jersey Personal Injury Protection claims in excess of Preserver's statutory retention limit of $75.0 million. Reinsurance recoverable from the UCJF was $3.6 million as of December 31, 2006.

The Insurance Companies also maintain additional reinsurance contracts for boiler and machinery coverages, commercial umbrella and workers' compensation policies, catastrophe events and for certain risks that it underwrites which they do not believe are appropriate for coverage by their treaty reinsurance.

The Insurance Companies continually evaluate the financial condition of their reinsurers and monitor concentrations of credit risk arising from activities or economic characteristics of the reinsurers to minimize their exposure to significant losses from future reinsurer insolvencies.

The effect of reinsurance on premiums written and earned is as follows at December 31, 2006 ($ in thousands):

                         Written      Earned
                        ----------   ---------
Direct                  $  87,536    $ 87,887
Assumed                         -           -
Ceded                     (12,592)    (12,705)
                        ----------   ---------
Net                     $  74,944    $ 75,182
                        ==========   =========

The total amounts included in the accompanying consolidated financial statements for reinsurance are as follows at December 31, 2006 ($ in thousands):

                                              Incurred     Unpaid
                                   Premiums  losses and  losses and  Prepaid
                                    Earned      LAE          LAE     premiums
                                  ---------  ----------  ----------  ---------
Ceded to:
  Employers Reinsurance Company   $  9,582   $   5,535   $  21,123   $  3,444
  Munich Reinsurance America Inc.      276         159      10,240         74
  Trinity Universal Insurance Co.        -           -         993          -
  NJ Mandatory Pools                     -           -       1,319          -
  Others                             2,847       1,010       1,695        293
                                  --------   ---------   ---------   --------
                                  $ 12,705   $   6,704   $  35,370   $  3,811
                                  ========   =========   =========   ========

9. Long-Term Debt Obligations

                              Preserver Group, Inc.
             Notes to Consolidated Financial Statements (Continued)
                                December 31, 2006


Long-term debt obligations consist of the following at December 31, 2006 ($ in thousands):

Convertible senior debentures         $ 10,000
Notes payable                           11,500
Convertible subordinated debentures      9,254
Junior subordinated debentures          12,372
                                      ---------
                                      $ 43,126
                                      =========

In September 1999, the Company issued $10.0 million of Convertible Subordinated Debentures ("Debentures"), in one series, under a plan previously approved by its stockholders. The Debentures are due on September 23, 2009 and bear an interest rate of 8.44%, which was 2.5% over the London Interbank Offered Rate ("LIBOR"), fixed as of September 23, 1999, the date the series was issued. At each holder's option, the Debentures are convertible at any time, in whole or in part, into 646 of the Company's common shares per $1,000 principal amount at the applicable conversion price of $15.49 per share. Interest paid on the Debentures was $781,000 in 2006. After paydowns, all of the outstanding Debentures of $9.3 million are now held by the Company's 100% shareholders, a group which consists of three individuals and their affiliates ("Ownership Group").

In February 2000, the Ownership Group extended unsecured debt financing ("Notes") in the amount of $11.5 million to the Company. The original maturity date was February 28, 2002; however, the Notes were amended twice to defer maturity. The first amendment effective February 28, 2003 extended the maturity to February 28, 2006 with an interest rate of 10.605%, and the second amendment effective May 28, 2005 extended the maturity to February 28, 2012 with an interest rate of 8.25%. Interest paid in 2006 was $1.0 million.

In October 2003, the Company issued $10.0 million of Convertible Senior Debentures ("Senior Debentures") to two members of the Ownership Group and an affiliate of one of those members. At each holder's option, the Senior Debentures are convertible at any time, in whole or in part, into 1,280 of Company's common shares at the applicable conversion price of $7.75 per share. The Senior Debentures mature October 30, 2023 and pay variable interest quarterly based on the three-month LIBOR, plus 600 basis points. The Senior Debentures had a weighted average interest rate of 11% and interest paid was $1.1 million during 2006.

In May 2004, the Company issued $12.0 million in Junior Subordinated Notes ("Junior Notes") to Preserver Capital Trust I (the "Trust"). At the same time, the Trust sold trust preferred securities using the Wilmington Trust Company as trustee. The Company does not consolidate the Trust as it is not considered the primary beneficiary under FIN 46R - "Consolidation of Variable Interest Entities". The Junior Notes are redeemable in whole or in part on any interest payment date subsequent to May 24, 2009. They bear interest at a three-month LIBOR rate plus 4.25%, with a cap of 12.50% through May 24, 2009. The Company incurred loan origination costs of $368,000 which are being amortized over the term of the Junior Notes. The Junior Notes had a weighted average interest rate of 9% and 8% and interest paid was $1.2 million during 2006.

Future minimum principal payments for the long-term debt obligations are as follows ($ in thousands):

Year ending December 31,
-----------------------------------------------
2007                                  $      -
2008                                         -
2009                                     9,254
2010                                         -
Thereafter                              33,872
                                      ---------
                                      $ 43,126
                                      =========

                              Preserver Group, Inc.
             Notes to Consolidated Financial Statements (Continued)
                                December 31, 2006


10. Income Taxes

The Company and its insurance subsidiaries participate in a tax-sharing arrangement. Under this agreement, income taxes are allocated based upon separate return calculations with current credit for losses. Intercompany tax balances are settled annually.

Significant components of the benefit for income taxes are as follows at year ended December 31, 2006 ($ in thousands):

Total current benefit                 $      -
Total deferred benefit                     245
                                      ---------
Total benefit                         $    245
                                      =========

There was no net Federal income tax refund in 2006. The provision for Federal income taxes has been determined on the basis of a consolidated return.

The reconciliation of income tax computed at the Company's U.S. Federal statutory rate of 34% for income tax benefit is as follows for the year ended December 31, 2006 ($ in thousands):

Income tax provision at prevailing corporate income tax
 rates applied to pretax loss                                 $    168
Increases (decreases) in:
  Tax-exempt interest                                              129
  Prior year adjustments                                           (15)
  Other                                                            (37)
                                                              ---------
Net income tax benefit                                        $    245
                                                              =========

Significant components of the Company's net deferred tax assets as of December 31, 2006 are as follows ($ in thousands):

Deferred tax assets:
  Loss reserve discounting                                    $  8,030
  Unearned premium discount                                      2,629
  Net operating loss carryforward                                6,693
  FASB 115                                                         804
  AMT credits                                                       67
  Other                                                           (463)
                                                              ---------
    Total deferred tax asset                                    17,760

Deferred tax liabilities:
  Deferred acquisition costs                                    (4,701)
  Salvage and subrogation discount                                 842
  Other                                                            (27)
                                                              ---------
    Total deferred tax liabilities                              (3,886)
                                                              ---------
Net deferred tax asset                                        $ 13,874
                                                              =========

The Company has $19.7 million of regular tax loss carryforwards which will expire through 2025. The Company's alternative minimum tax credit carryforward for income tax purposes of $67,000 has no expiration date.

                             Preserver Group, Inc.
             Notes to Consolidated Financial Statements (Continued)
                                December 31, 2006

11. Stockholders' Equity

The Insurance Companies prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the respective Departments of Insurance in which they are domiciled ("SAP").

Prescribed SAP includes a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted SAP encompasses all other accounting policies allowed by various departments of insurance.

The consolidated financial statements of the Company's insurance subsidiaries have been prepared in accordance with GAAP, which differ in certain respects from SAP. Statutory basis surplus and statutory basis net income of each of the Insurance Companies, as reported and prior to the recording of the applicable adjustments reflecting corrections of errors, are as follows as of and for the year ended December 31, 2006 ($ in thousands):
                                                         Statutory basis
                                 Statutory basis       adjusted to reflect a
                                   as reported         correction of an error
                              ---------------------    ----------------------
                               Surplus   Net income     Surplus    Net (loss)
                              ---------  ----------    ---------   ----------
Preserver                     $ 39,282   $   2,666     $ 31,152    $  (5,464)
Mountain Valley                 11,945         830        9,050       (2,065)
North East                      17,170         734       15,792         (644)
                              ---------  ----------    ---------   ----------
                              $ 68,397   $   4,230     $ 55,994    $  (8,173)
                              =========  ==========    =========   ==========

12. Dividend Restrictions

The Insurance Companies are required by law to maintain certain minimum surplus on a statutory basis, and are subject to risk-based capital requirements and to regulations under which payment of a dividend from statutory surplus is restricted and may require prior approval of regulatory authorities.

13. Risk-Based Capital

Insurance Companies are subject to certain risk-based capital ("RBC") requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a property and casualty insurance company is to be determined based on the various risk factors related to it. At December 31, 2006, each of the Insurance Companies met or exceeded its minimum RBC requirements following the restatement. Tower Group, Inc. has committed to contribute $4.5 million to the insurance companies post acquisition.

14. Pension Plan

The Company maintains a defined contribution plan for substantially all employees. Employer contributions in the amount of $230,000 were made by the Company in 2006 for its employees and charged to expense.

The Company also maintains a non-qualified deferred compensation plan for certain executive employees. Employer contributions of a discretionary amount are made by the Company. Contributions during 2006 were minimal.

                             Preserver Group, Inc.
             Notes to Consolidated Financial Statements (Continued)
                                December 31, 2006

The Company had a noncontributory defined benefit plan (the "Plan"). The Company terminated the Plan effective October 31, 2004. During 2005, the Company received the necessary governmental approval for termination of the Plan and settled all pension plan liabilities resulting in a loss on curtailment of $10.7 million recorded during 2005. A reconciliation of the changes in the Plan's benefit obligations and fair value of assets during 2006 ($ in thousands):

Change in plan assets:
----------------------
   Fair value of plan assets at January 1, 2006                 $     55

      Actual return on plan assets                                     -

      Employer contribution                                            -

      Benefits paid                                                    -
      Other - annuities purchased                                    (55)
                                                                ---------
         Fair value of plan assets at December 31, 2006         $      -
                                                                =========

15.  Post-Retirement Benefits

The Company currently provides certain life and health benefits to retired employees who had twenty-five or more years of service, subject to certain eligibility restrictions. These benefits consist of the payment of medical, life and dental premiums for the retired employees. The Company's funding policy is to pay for the premiums currently; any future increases in the cost of these benefits will be borne by the retirees and not the Company.

On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the "Act") was signed into law. The Act introduces a prescription drug benefit under Medicare ("Medicare Part D") as well as a Federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As of December 31, 2006, the Company had not made a final determination that the Plan provided a benefit that was the actuarial equivalent to Medicare Part D. Accordingly, no provision has been made in the accompanying financial statements for any benefit that may result under the new legislation.

Net periodic post-retirement benefit cost included the following components for year ended December 31, 2006 ($ in thousands):


Interest cost                                                   $       38
Amortization of transition obligation                                   28
Amortization of net loss                                                17
                                                                ----------
Net post retirement expense                                     $       83
                                                                ==========

Measurement of the Company's benefit obligation and postretirement benefit expense as of December 31, 2006 of each year used the following assumptions:

Discount rate                                               5.50%
Health care cost trend rate                                  N/A
Expected return on assets                                    N/A
Average rate of increase in compensation                     N/A


A reconciliation of the changes in the benefit obligations and fair value of assets during 2006 and a statement of the funded status is as follows:

Change in accumulated post retirement benefit obligation ($ in thousands):

                             Preserver Group, Inc.
             Notes to Consolidated Financial Statements (Continued)
                                December 31, 2006

Benefit obligation at January 1, 2006                           $       815
Interest cost                                                            38
Employee contributions                                                  121
Benefit paid                                                           (195)
Actuarial gain                                                          (72)
                                                                -----------
Benefit obligation at  December 31, 2006                        $       707
                                                                ===========
Change in plan assets:
Fair value of plan assets at January 1, 2006                    $         -
Company contribution                                                     75
Employee contributions                                                  121
Benefits paid                                                          (196)
                                                                -----------
Fair value of plan assets at December 31, 2006                  $         -
                                                                ===========
Funded status of the plan:
   Benefit obligation less plan assets                          $      (707)
   Unamortized transition obligation                                    165
   Unamortized net loss                                                 275
                                                                -----------
Net accrued liabilities                                         $      (267)
                                                                ===========

The development of accrued liabilities is as follows at December 31, 2006 ($ in thousands):

Accrued benefit liability, beginning of year                    $       258
Net post-retirement expense                                              84
Employer benefits payments                                              (75)
                                                                -----------
Net amount recognized                                           $       267
                                                                ===========

It is the policy of the Company that any future increase in the premium to provide life and health care benefits will be borne by the retirees and not the Company; as a result, there will be no increase in either the accumulated post-retirement benefit obligation or the service and interest cost components of net periodic post retirement cost related to a 1% increase in the health care trend rate.

The following is a summary of projected benefits payments in future years ($ in thousands):
                                                        Payments without
Year ending December 31                                 Medicare Part D
------------------------------------------------------------------------
2007                                                    $       69
2008                                                            64
2009                                                            65
2010                                                            59
2011                                                            54
2012-2016                                                      236

16.  Lease Obligations

The Company and its subsidiaries lease office space suitable to conduct its operations, including its home office in Paramus, New Jersey, and office facilities in Albany, New York, Bedford, New Hampshire and Scarborough, Maine under varying terms and expiration dates. These leases are considered operating leases for financial reporting purposes. Some of these leases have options to extend the length of the leases and contain clauses for cost of living, operating expense and real estate tax adjustments. Rental expense was $995,000 in 2006.

                             Preserver Group, Inc.
             Notes to Consolidated Financial Statements (Continued)
                                December 31, 2006

Future minimum lease payments (without provisions for sublease income) are as follows ($ in thousands):

Year ending December 31,
-------------------------------------------------------------------
2007                                                    $       795
2008                                                            795
2009                                                            735
2010                                                            715

17.  Related Party Transactions

The Ownership Group consists of three individuals and affiliates of these individuals. The Company paid directors fees' of $322,000 in 2006 to the Ownership Group. See also "Note 9-Long-Term Debt Obligations".

18.  Contingencies and Commitments

The Company and its subsidiaries are parties to various legal actions and administrative proceedings and subject to various claims arising in the ordinary course of business. The Company believes that the disposition of these matters will not have a material adverse effect on the financial position, the results of operations or cash flows of the Company.

The Company is subject to mandatory assessments in the various states that it operates and in certain states assesses a premium surcharge on policyholders based upon statutorily enacted rates. The Company recognizes its obligations for these assessments based upon historical experience.

19.  Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107") requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheet, for which it is practicable to estimate fair value. The Company uses the following methods and assumptions in estimating its fair value disclosures for financial instruments:

     o The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, premium receivables, accounts payable and notes payable approximate those assets and liabilities fair values due to the short-term nature of the instruments. Fair value disclosures for investments are included in "Note 3-(d) Investments."

     o The carrying values of long-term debt reported in the accompanying balance sheet for these financial instruments approximate fair value. Fair value was estimated using projected cash flows, discounted at rates currently being offered for similar notes.

SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     On April 10, 2007, Preserver Group, Inc. ("Preserver") was acquired by Tower Group, Inc. ("Tower"), pursuant to the Stock Purchase Agreement, dated as of November 13, 2006, by and among Tower, Preserver and the Sellers named therein. The agreement provides for a base purchase price of approximately $68.3 million, subject to certain purchase price adjustments. The Agreement provides for using a portion of the proceeds to pay off certain debt owed to Preserver shareholders and to settle Preserver's direct transaction costs. The purchase price, net of Preserver's direct transaction costs was approximately $63.4 million plus approximately $1.2 million of transaction costs incurred by Tower. Approximately $30.8 million of the purchase price was used to pay off certain debt owed to Preserver stockholders.

     The following unaudited condensed consolidated pro forma financial information consolidates the historical consolidated statements of income and consolidated balance sheet of Tower and the historical consolidated statements of income and consolidated balance sheet of Preserver. Those historical financial statements were prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The unaudited condensed consolidated pro forma financial information has been prepared using the assumptions described in the notes thereto.

     The unaudited condensed consolidated pro forma financial information below should be read in conjunction with the notes thereto and the historical consolidated financial statements of Preserver, as well as in conjunction with the historical consolidated financial statements of Tower included in its Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the three months ended March 31, 2007. This unaudited condensed consolidated pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of the consolidated company that would have actually occurred had the acquisition been effective during the periods presented or of the future financial position or future results of operations of the consolidated company. The consolidated financial information as March 31, 2007 and for the periods presented may have been different had the companies actually been consolidated as of that date or during those periods due to, among other factors, possible revenue enhancements, expense efficiencies and integration costs. Additionally, as discussed in Note 1, the actual allocation of the purchase price to the acquired assets and liabilities may vary materially from the assumptions used in preparing the unaudited condensed consolidated pro forma financial information.

                           TOWER GROUP, INC.
       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                            March 31, 2007

              ($ in thousands, except par value and share amounts)

                                                                       Pro Forma

                                     Historical        Historical       Purchase                 Pro Forma
                                     Tower             Preserver      Adjustments     Notes       Results
                                     -------------------------------------------------------------------------
Assets
Investments and cash                 $      650,459  $      116,136
                                                                            (68,250)        2
                                                                              4,505    2, 3(a)
                                                                               (380)      3(a)        702,470
Investment income receivable                  4,787             794               -                     5,581
Agents' balances receivable                  58,198          28,397               -                    86,595
Assumed premiums receivable                   3,241               -               -                     3,241
Ceding commission receivable                  3,435               -               -                     3,435
Reinsurance recoverable                     133,120          43,303               -       3(h)        176,423
Receivable - claims paid by agency            7,782               -               -                     7,782
Prepaid reinsurance premiums                110,261           4,134               -                   114,395
Deferred acquisition costs net of
 deferred ceding commission revenue          31,026          13,870               -                    44,896
Federal and state income taxes
 recoverable                                    338               -               -                       338
Deferred income taxes                             -          14,138                       3(b)
                                                                                386       3(b)         14,524
Intangible assets                             5,332               -
                                                                             10,129       3(c)
                                                                              1,896       3(c)
                                                                              5,200       3(c)         22,557
Goodwill                                          -           1,424
                                                                             (1,424)      3(d)
                                                                              6,415       3(f)          6,415
Fixed assets, net of accumulated
 depreciation                                22,444           6,259
                                                                               (732)      3(g)         27,971
Investment in unconsolidated
 affiliate                                   31,266               -               -                    31,266
Investment in statutory business
 trusts, equity method                        2,664               -               -                     2,664
Other assets                                  7,735           1,753               -                     9,488
                                     -----------------------------------------------          ----------------
            Total Assets             $    1,072,088  $      230,208  $      (42,255)           $    1,260,041
                                     ===============================================          ================

Liabilities
Loss and loss adjustment expenses    $      333,769  $      116,899               -            $      450,668
Unearned premium                            229,270          42,663               -                   271,933
Reinsurance balances payable                 50,046               -               -                    50,046
Commissions payable                               -           5,461                                     5,461
Funds held as agent                           8,178               -               -                     8,178
Funds held under reinsurance
 agreements                                  47,871               -               -                    47,871
Accounts payable and accrued expenses         8,595           5,727
                                                                              4,642       3(a)
                                                                                500       3(e)         19,464
Deferred rent                                 7,459               -               -                     7,459
Payable for securities                        2,705               -               -                     2,705
Other liabilities                             3,515                               -                     3,515
Federal income taxes payable                  6,291               -               -
                                                                               (311)      3(b)          5,980
Deferred income taxes                           876               -               -                       876
Long-term debt                                    -          30,754
                                                                            (30,754)      3(a)              -
Subordinated debentures                      88,664          12,372               -                   101,036
                                     -----------------------------------------------          ----------------
          Total Liabilities                 787,239         213,876         (25,923)                  975,192
                                     -----------------------------------------------          ----------------

Stockholders' Equity
Common stock ($0.01 par value per
 share)                                         231           1,062          (1,062)      3(i)            231
Paid-in-capital                             202,557             888            (888)      3(i)        202,557
Accumulated other comprehensive net
 income                                         (35)         (1,263)          1,263       3(i)            (35)
Retained earnings                            82,354          15,645         (15,645)      3(i)         82,354
Treasury stock                                 (258)              -               -                      (258)
                                     -----------------------------------------------          ----------------
  Total Stockholders' Equity                284,849          16,332         (16,332)                  284,849
                                     -----------------------------------------------          ----------------
  Total Liabilities and Stockholders'
   Equity                            $    1,072,088  $      230,208  $      (42,255)           $    1,260,041
                                     ===============================================          ================
         See accompanying notes to condensed consolidated pro forma financial statements.

                           TOWER GROUP, INC.
    UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
               For the three months ended March 31, 2007
         ($ in thousands, except share and per share amounts)

                                                                       Pro Forma
                                       Historical      Historical       Purchase                 Pro Forma
                                          Tower        Preserver      Adjustments     Notes     Consolidated
                                     -------------------------------------------------------------------------

Revenues
Net premiums earned                  $       60,383  $       18,187               -            $       78,570
Ceding commission revenue                    14,234             533               -                    14,767
Insurance services revenue                    1,460               -               -                     1,460
Net investment income                         7,955           1,241                       3(j)
                                                                                 95                     9,291
Net realized losses on investments              (17)              -               -                       (17)
Policy billing fees                             302             266               -                       568
Other revenues                                    -               2               -                         2
                                     -----------------------------------------------          ----------------
Total revenues                               84,317          20,229              95                   104,641
                                     -----------------------------------------------          ----------------

Expenses
Loss and loss adjustment expenses            33,910          10,787               -                    44,697
Direct commission expense                    18,635               -               -                    18,635
Other operating expenses                     15,089           9,557
                                                                                100       3(c)
                                                                               (301)      3(m)
                                                                                124       3(e)
                                                                                (35)      3(g)         24,534
Interest expense                              2,084           1,031               -
                                                                               (724)      3(k)          2,391
                                     -----------------------------------------------          ----------------
Total expenses                               69,718          21,375            (836)                   90,257
                                     -----------------------------------------------          ----------------

Other Income
Equity income in unconsolidated
 affiliate                                      689               -               -                       689
Gain from issuance of common stock by
 unconsolidated affiliate                     2,705               -               -                     2,705
                                     -----------------------------------------------          ----------------
Income before income taxes                   17,993          (1,146)            931                    17,778
Income tax expense (benefit)                  6,365            (414)            326       3(n)
                                                                                (54)      3(n)          6,223
                                     -----------------------------------------------          ----------------
Net Income (loss)                    $       11,628  $         (732) $          659            $       11,555
                                     ===============================================          ================

Earnings Per Share
  Basic earnings per common share    $         0.52                                            $         0.53
  Diluted earnings per common share  $         0.51                                            $         0.51

Weighted-Average Common Shares
 Outstanding:                            21,988,907                                                21,988,907
  Basic                                  22,621,230                                                22,621,230
  Diluted
Dividends declared and paid per
 common share:                       $        0.025                                            $        0.025
  Common Stock


                See accompanying notes to condensed consolidated pro forma financial statements.

                           TOWER GROUP, INC.
    UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                 For the year ended December 31, 2006
         ($ in thousands, except share and per share amounts)

                                                       Pro Forma       Pro Forma
                         Historical    Historical       Purchase       Financing                 Pro Forma
                           Tower        Preserver     Adjustments     Adjustments     Notes     Consolidated
                       ---------------------------------------------------------------------------------------

Revenues
Net premiums earned    $     223,988 $       74,078  $            -  $            -            $      298,066
Ceding commission
 revenue                      43,130          2,172               -               -                    45,302
Insurance services
 revenue                       7,973              -               -               -                     7,973
Net investment income         23,026          5,180
                                                                379                       3(j)
                                                                              1,072       3(l)         29,657
Net realized gains on
 investments                      12              6               -               -                        18
Policy billing fees            1,134          1,104               -               -                     2,238
Other revenues                     -            564               -               -                       564
                       -------------------------------------------------------------          ----------------
Total revenues               299,263         83,104             379           1,072                   383,818
                       -------------------------------------------------------------          ----------------

Expenses
Loss and loss
 adjustment expenses         135,125         43,412               -               -                   178,537
Direct commission
 expense                      60,558              -               -               -                    60,558
Other operating
 expenses                     53,675         36,119
                                                                400               -       3(c)
                                                             (1,205)              -       3(m)
                                                                500               -       3(e)
                                                               (140)              -       3(g)         89,349
Interest expense               6,870          4,069
                                                             (2,897)          1,681       3(k)          9,723
                       -------------------------------------------------------------          ----------------
Total expenses               256,228         83,600          (3,342)          1,681                   338,167
                       -------------------------------------------------------------          ----------------

Other Income
Equity income in
 unconsolidated
 affiliate                       914              -               -               -                       914
Gain from issuance of
 common stock by
 unconsolidated
 affiliate                     7,883              -               -               -                     7,883
Warrant received from
 unconsolidated
 affiliate                     4,605              -               -               -                     4,605
                       -------------------------------------------------------------          ----------------
Income before income
 taxes                        56,437           (496)
                                                              3,721            (609)                   59,053
Income tax expense
 (benefit)                    19,673           (245)
                                                              1,302            (213)      3(n)
                                   -              -             151               -       3(n)         20,668
                       -------------------------------------------------------------          ----------------
Net Income (loss)      $      36,764 $         (251) $        2,268  $         (396)           $       38,385
                       =============================================================          ================

Earnings Per Share
  Basic earnings per
   common share        $        1.85                                                           $         1.68
  Diluted earnings per
   common share        $        1.82                                                           $         1.66

Weighted-Average Common
 Shares Outstanding:
  Basic                   19,750,309                                                               22,794,909
  Diluted                 20,147,318                                                               23,191,918
Dividends declared and
 paid per common share:
  Common Stock         $       0.010                                                           $        0.010


                        See accompanying notes to condensed consolidated pro forma financial statements.

                                Tower Group, Inc.
    Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

1.   BASIS OF PRESENTATION

     The unaudited condensed consolidated pro forma financial information gives effect to the acquisition as if it had occurred on March 31, 2007 for the purposes of the unaudited condensed consolidated pro forma balance sheet at March 31, 2007 and at January 1, 2006 for the purposes of the unaudited condensed consolidated pro forma statements of income for the three months ended March 31, 2007 and the year ended December 31, 2006. The unaudited condensed consolidated pro forma financial information has been prepared by Tower's management and is based on Tower's historical consolidated financial statements and Preserver's historical consolidated financial statements, which have been prepared by Preserver (as restated). Certain amounts from Preserver's historical consolidated financial statements have been reclassified to conform to the Tower presentation.

     This unaudited condensed consolidated pro forma financial information is prepared in conformity with GAAP. The unaudited condensed consolidated pro forma balance sheet as of March 31, 2007 and the unaudited condensed consolidated pro forma statements of income for the year ended December 31, 2006 and the three months ended March 31, 2007 have been prepared using the following information:

     (a) Unaudited historical consolidated financial statements of Tower as of March 31, 2007 and for the three months ended March 31, 2007;

     (b) Unaudited historical consolidated financial statements of Preserver as of March 31, 2007 and for the three months ended March 31, 2007;

     (c) Audited historical consolidated financial statements of Tower for the year ended December 31, 2006;

     (d) Audited historical consolidated financial statements of Preserver for the year ended December 31, 2006 (as restated); and

     (e) Such other supplementary information as considered necessary to reflect the acquisition in the unaudited pro forma condensed consolidated financial information

     The pro forma adjustments reflecting the acquisition of Preserver under the purchase method of accounting are based on certain estimates and assumptions. The actual adjustments upon consummation of the acquisition and the allocation of the final purchase price of Preserver will depend on a number of factors, including additional financial information available at such time, changes in values and changes in Preserver's operating results between the date of preparation of this unaudited pro forma condensed consolidated financial information and the effective date of the acquisition. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Tower's management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.

                                Tower Group, Inc.
               Notes to Unaudited Condensed Consolidated Pro Forma
                        Financial Statements (Continued)

     The unaudited condensed consolidated pro forma financial information does not include the anticipated financial benefits or expenses from such items as expense efficiencies or revenue enhancements arising from the acquisition nor does the unaudited condensed consolidated pro forma financial information include restructuring and integration costs to be incurred by Tower. Interest expense and directors fees have been eliminated as a consequence of the completion of the acquisition.

     The unaudited condensed consolidated pro forma financial information is not intended to reflect the results of operations or the financial position that would have resulted had the acquisition been affected on the dates indicated and if the companies had been managed as one entity. The unaudited condensed consolidated pro forma financial information should be read in conjunction with the historical consolidated financial statements of Tower included in Tower's Annual Report on Form 10-K for the year ended December 31, 2006 and unaudited consolidated financial statements of Tower included in Tower's Quarterly Report on Form 10-Q for the three months ended March 31, 2007, as well as the historical consolidated financial statements of Preserver (as restated).

2.   PURCHASE PRICE AND FINANCING CONSIDERATIONS

     The agreement provides for a base purchase price of approximately $68.3 million, subject to certain purchase price adjustments. The Agreement provides for using a portion of the proceeds to pay off certain debt owed to Preserver shareholders and to settle Preserver's direct transaction costs. The purchase price, net of Preserver's direct transaction costs was approximately $63.4 million plus approximately $1.2 million of transaction costs incurred by Tower. Approximately $30.8 million of the purchase price was used to pay off certain debt owed to Preserver stockholders.

     The determination of goodwill is based upon the following ($ in thousands):

                                                                Pro forma
                                                                Footnote
                                                                ---------
      Purchase Price
      Base purchase price paid                                     3(a)         $       68,250
      Preserver direct transaction costs, net of tax benefit       3(a)                 (4,881)
                                                                                --------------
      Total purchase price paid to Preserver                                            63,369
      Direct transaction costs                                                           1,175
                                                                                --------------
      Total purchase price                                                              64,544

      Allocation of Purchase Price (A)
      Book value of Preserver at 3/31/2007                                              16,332
      Preserver shareholder debt repayment                         3(a)                 30,754
      Less: Accrual for unpaid Preserver transaction costs         3(a)                 (4,504)
      Estimated fair value adjustments                                                  15,547
                                                                                --------------
      Estimated fair value of assets acquired                                           58,129
                                                                                --------------
      Goodwill                                                                  $        6,415
                                                                                ==============


(A) The purchase price is allocated to balance sheet assets acquired (including identifiable intangible assets arising from the acquisition) and liabilities assumed based on their estimated fair value. The fair value adjustments to the Preserver historical consolidated balance sheet in connection with the acquisition are described below in Note 3.

     Tower previously provided unaudited pro forma financial statements reflecting its acquisition of Preserver in an 8-K filing on January 11, 2007. In connection with the acquisition of the Preserver by Tower, a review of the Preserver's unpaid losses and loss adjustment reserves was conducted and revealed that the net liability of losses and loss adjustment expenses (net of related reinsurance recoverable) was materially understated as of December 31, 2006 and 2005. Tower management determined that, considering the cause of the understated loss and loss adjustment expense reserves, these adjustments represent corrections of an error requiring a correction to the financial statements as originally issued. Significant differences between the pro forma financial statements previously provided and these pro forma financial statements resulted from this correction to previously reported reserves of Preserver and related adjustments as follows:

                                Tower Group, Inc.
               Notes to Unaudited Condensed Consolidated Pro Forma
                        Financial Statements (Continued)

     o These pro forma financial statements reflect Preserver's historical net book value of $16.3 million as of March 31, 2007 as compared to $29.3 million as presented in the originally provided September 30, 2006 pro forma financial statements.

     o This correction caused the estimate of goodwill to increase to $6.4 million in these financial statements as compared to $0 as in the originally provided pro forma financial statements.

     o The originally provided September 30, 2006 pro forma financial statements reflected a payable to selling shareholders of $3.4 million as compared to $0 in these pro forma financial statements.

     o As reported in the originally provided September 30, 2006 pro forma financial statements, Tower and Preserver had been discussing with the terms of a possible Loss Portfolio Transfer ("LPT") reinsurance agreement between CastlePoint Reinsurance and the insurance subsidiaries of Preserver which would have been entered into immediately before the closing of the Preserver acquisition. This transaction was not included in the previously filed pro forma financial statement due to the uncertainty associated with both reaching an agreement as to terms with CastlePoint Reinsurance and the requirement for obtaining regulatory approval for this transaction. The Company ultimately did not enter into the LPT reinsurance agreement.

3.   PRO FORMA ADJUSTMENTS

Adjustments

As discussed above, these pro forma adjustments are based on certain estimates and assumptions made as of the date of the unaudited pro forma condensed consolidated financial information. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of net balance sheet assets and operating results of Preserver between March 31, 2007 and the effective date of the acquisition. Tower expects to make such adjustments at the effective date of the acquisition. These adjustments may be different from the adjustments made to prepare the unaudited pro forma condensed consolidated financial information and such differences may be material.

(a) On the closing date, $30.8 million of the proceeds was used to redeem Preserver shareholder debt.

     Transaction costs of $1.2 million consist primarily of accounting, actuarial and legal fees. Actual costs may vary from such estimates. In addition, Preserver's purchase price was reduced by $4.9 million, net of tax benefit, of which $3.8 million represents employee incentive costs pursuant to a plan approved by Preserver's board of directors regarding a change of control transaction and $1.1 million representing legal and accounting costs. As of March 31, 2007 the Company had $0.4 million in unpaid transaction costs which has been capitalized for pro forma purposes and Preserver has unpaid transaction costs of $4.5 million, net of $0.1 million in tax benefits.

(b) Deferred income taxes are adjusted to reflect the income tax effects of the pro forma purchase adjustments which relates Preserver's marginal tax rate increasing from 34% to Tower's marginal tax rate of 35%.

     Adjustments to Federal income taxes payable of $0.3 million represent current income tax benefits on both accrued severance and on Preserver's taxable transaction costs which are further discussed in Notes 3(b) and 3(e).

                                Tower Group, Inc.
               Notes to Unaudited Condensed Consolidated Pro Forma
                        Financial Statements (Continued)

(c) Represents the recognition of $17.2 million of identifiable intangible assets, relating to Preserver's renewal rights of $1.9 million and its agency force book of business acquired of $10.1 million as a part of the purchase and $5.2 million relating to insurance licenses. The pro forma statements of income reflect amortization expense for the first three months of 2007 and a full year 2006 of $0.1 million and $0.4 million, respectively. The renewal rights and agency force book of business acquired will be amortized over ten and twenty years, respectively and is subject to impairment testing. The intangible asset related to the insurance licenses is perpetual and will be subject to annual impairment testing.

(d)  Elimination of Preserver's historical goodwill of $1.4 million.

(e) The $0.5 million pro forma adjustment to increase accounts payable and accrued expense represents the Company's best estimate to exit certain business activities of Preserver. Costs associated with the exit of certain of Preserver's business activities have been estimated in accordance with EITF No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

(f) Goodwill is calculated as the excess of the purchase price over the net fair value of assets acquired.

(g) Adjustments to fixed assets of $0.7 million ($0.5 million net of tax) represents the fair value adjustment for abandoning certain software related costs. These costs are associated with internally developed software and other software applications, which the Company expects to abandon as a result of migrating Preserver to Tower's technology platform. The estimated useful life has been reduced as a result of the acquisition and for pro forma purposes, management has assumed that a significant portion of the migration will be completed by 2009. The pro forma statements of income reflect depreciation expense for the first three months of 2007 and a full year for 2006 of $35,000 and $140,000, respectively.

(h) The fair value of Preserver's reserve for losses and loss adjustment expenses and related reinsurance recoverables were estimated based on the present value of the underlying cash flows of the loss reserves and reinsurance recoverables, and includes a risk premium. In determining the fair value estimate, management discounted Preserver's historical undiscounted net loss reserves to present value assuming a 4.8% discount rate, which approximates the current U.S. Treasury rate for a duration similar to the loss and loss adjustment expense duration of Preserver. The discount pattern was actuarially developed from Preserver's historical loss data. Additionally, an estimated risk premium of 8.3% was applied to the discounted loss reserves, which is deemed to be reasonable and consistent with expectations in the market place given the nature and related degree of uncertainty of such reserves. Management uses historical loss development patterns to set loss reserves. Risks that are not captured in the analysis include new or emerging torts, increases in the rate of inflation, new classes of claimants, payout pattern faster than expected, occurrence policies that do not have a deadline to file a claim, and pricing risk in the most recent accident year where a significant portion of the reserves reside. These risks could materially impact the booked reserves and management is assuming that such risks are not captured in the historical data equal the discount in the loss reserves. The above calculation did not result in an adjustment to Preserver's carried reserves for loss and loss adjustment expenses.

(i)  Elimination of Preserver's historical equity balances.

                                Tower Group, Inc.
               Notes to Unaudited Condensed Consolidated Pro Forma
                        Financial Statements (Continued)

(j) The $0.1 million and $0.4 million increase to net investment income represents the purchase of Preserver's investments at a discount on the closing date. As of March 31, 2007, Preserver's fair value of its invested assets was $1.9 million lower than its amortized cost. The discount of $1.9 million was amortized over an estimated five year period.

(k) Interest expense decreased by $0.7 million and $2.9 million, respectively, on the pro forma income statement for the first three months of 2007 and full year of 2006, resulting from the repayment of the shareholder debt as disclosed in Note 2.

(l) Net investment income increased as a result of the increase in funds resulting from trust preferred securities. The pro forma financing adjustment for the trust preferred securities increased net investment income by $1.1 million for the full year 2006. Tower's average yield of fixed maturities was 5.2% for 2006.

(m) The pro forma statements of income assume the elimination of directors' fees and compensation paid to Preserver's board of directors' of $0.3 million and $1.2 million, respectively, for the three months ending March 31, 2007 and the full year of 2006.

(n) Represents the income tax effect of all pro forma consolidated statement of income adjustments using a tax rate of 35% adjusted to eliminate certain tax items which are not relevant to this current pro forma presentation. For pro forma purposes only, Preserver's marginal tax rate increased to Tower's marginal tax rate of 35%.

4.   EARNINGS PER COMMON SHARE

(a) Pro forma earnings per common share for the three months ended March 31, 2007 and the year ended December 31, 2006 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The historical weighted average number of common shares of Tower was 21,988,907 and 22,621,230, basic and diluted, respectively, for the three months ended March 31, 2007 and 22,794,909 and 23,191,918, respectively, for the year ended December 31, 2006.

(b) The pro forma weighted average number of common shares outstanding for the year ended December 31, 2006, after giving effect to the common stock offering, is 22,794,909 and 23,191,918, basic and diluted, respectively. The additional common stock was calculated using the 3,044,600 shares issued in January and February 2007 from our equity offering (including shares issued in connection with the underwriters' over-allotment option) as if they were issued on January 1, 2006.